UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 15, 2008

SUMTOTAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-50640	42-1607228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1808 North Shoreline Boulevard

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 934-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer

On October 20, 2008, SumTotal Systems, Inc. (“SumTotal” or the “Company”) announced the retirement of Donald E. (Don) Fowler, the Company’s chief executive officer, effective November 1, 2008. Mr. Fowler will remain with the Company as a business advisor through December 31, 2008 (the “Termination Date”) and will continue to serve as a member of the Company’s Board of Directors thereafter.

Appointment of Chief Executive Officer

On October 20, 2008, the Company announced that Arun Chandra, 47, has been appointed as the Company’s chief executive officer, effective November 1, 2008. It is also intended that Mr. Chandra will become a member of the Company’s Board of Directors.

Mr. Chandra served as vice president of corporate operations at Unisys Corporation, a worldwide information technology services and solutions company, from 2007 until 2008. From 2005 until 2007, Mr. Chandra served as the president and chief executive officer of iPolicy Networks, a privately-held provider of network security solutions. Prior to that, Mr. Chandra had a 20 year career with Hewlett-Packard Company (“HP”) holding various senior leadership positions in the company. His last role was vice president worldwide marketing, strategy and alliances for the Technology Solution Group which included HP’s enterprise software, services and systems business units. Mr. Chandra received a B.Tech degree in Computer Science from the Indian Institute of Technology Kanpur, an MS in Computer Science from The Ohio State University and an MBA from Santa Clara University.

The material terms of the Offer Letter entered into between the Company and Mr. Chandra are set forth below and such description is incorporated herein by reference.

Compensatory Arrangements

On October 20, 2008, the Company entered into a transition and separation agreement (the “Transition Agreement”) with Don Fowler in connection with his retirement as the Company’s chief executive officer and his continued service as a business advisor to the Company through the Termination Date. The Transition Agreement was approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”) and provides that Mr. Fowler will be paid a salary of $20,000 per month through the Termination Date and a lump sum bonus for the fourth quarter of fiscal year 2008 pursuant to the terms of SumTotal’s Executive and Management Bonus Plan. He will also remain eligible to receive all benefits that SumTotal generally provides to its employees through the Termination Date. In addition, subject to Mr. Fowler’s compliance with the Transition Agreement through the Termination Date, Mr. Fowler’s option agreements will be amended to provide that 86,147 unvested stock options will be immediately vested on the Termination Date and 535,000 of Mr. Fowler’s options will be exercisable until the earlier of December 31, 2010 and the expiration date of such options.

This description is qualified in its entirety by the Transition Agreement which is filed as Exhibit 99.2 hereto.

On October 15, 2008, the Company entered into an offer letter (the “Offer Letter”) with Arun Chandra in connection with his appointment as the Company’s chief executive officer. The Offer Letter sets forth the terms of Mr. Chandra’s employment. The terms of the Offer Letter were approved by the Compensation Committee, and provide, among other things, that Mr. Chandra will (i) be paid a salary of $19,791.67 semi-monthly, or $475,000 annually; (ii) participate in SumTotal’s Executive and Management Bonus Plan which provides an opportunity for Mr. Chandra to earn up to an additional 100% of his base salary annually with the first six months of his bonus guaranteed; and (iii) receive a grant of options to purchase 850,000 shares of the Company’s common stock, 1/4th of which will vest after he completes 12 months of service and 1/48th of which will vest monthly thereafter. Mr. Chandra will also be eligible for SumTotal’s standard benefit plans. If prior to December 31, 2009, Mr. Chandra is terminated other than for cause or voluntarily terminates his employment for good reason, he will be entitled to (i) 12 months of base salary to be paid in equal semi-monthly installments; (ii) 100% of his targeted annual bonus in a total amount of $475,000 to be paid in four quarterly installments; (iii) acceleration of a number of stock options such that Mr. Chandra is vested in a total of  1/4 of his options and (iv) COBRA continuation and COBRA premium reimbursement. Mr. Chandra’s receipt of any benefits upon termination is conditioned on Mr. Chandra signing and not revoking a release of claims.

This description is qualified in its entirety by the Offer Letter which is filed as Exhibit 99.3 hereto.

In connection with his employment, Mr. Chandra also entered into an Officer’s Change of Control Agreement in substantially the form filed with SumTotal’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 17, 2006 and an Indemnification Agreement in substantially the form filed with SumTotal’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 1, 2005.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of SumTotal Systems, Inc. entitled “SumTotal Systems Names Hewlett-Packard Veteran Arun Chandra as Chief Executive Officer”

99.2	Transition and Separation Agreement between SumTotal Systems, Inc. and Donald E. Fowler, dated October 20, 2008.

99.3	Offer Letter, dated October 15, 2008 between SumTotal Systems, Inc. and Arun Chandra

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SumTotal Systems, Inc.

By: /s/ Neil Laird
Neil Laird
Chief Financial Officer

Date: October 20, 2008

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of SumTotal Systems, Inc. entitled “SumTotal Systems Names Hewlett-Packard Veteran Arun Chandra as Chief Executive Officer”

99.2	Transition and Separation Agreement between SumTotal Systems, Inc. and Donald E. Fowler, dated October 20, 2008.

99.3	Offer Letter, dated October 15, 2008 between SumTotal Systems, Inc. and Arun Chandra